Deloitte


                                                           Deloitte & Touche LLP
                                                      Two World Financial Center
                                                  New York, New York  10281-1414

                                                             Tel: (212) 436-2000
                                                             Fax: (212) 436-5000
                                                             www.deloitte.com


INDEPENDENT AUDITORS' REPORT

To the Board of Trustees and Shareholders of The Nottingham Investment Trust II and Shareholders of The Brown Capital Management Balanced Fund, The Brown Capital Management Mid-Cap Fund, The Brown Capital Management Equity Fund, The Brown Capital Management Small Company Fund, The Brown Capital
  Management International Equity Fund, Capital Value Fund, EARNEST Partners Fixed Income Trust, and WST Growth Fund:

In planning and performing our audits of the financial statements of The Brown Capital Management Balanced Fund, The Brown Capital Management Mid-Cap Fund, The Brown Capital Management Equity Fund, The Brown Capital Management Small Company Fund, The Brown Capital Management International Equity Fund, The Capital Value Fund, The EARNEST Partners Fixed Income Trust, and The WST Growth Fund (the "Funds") (each a portfolio of Nottingham Investment Trust II) for the year ended March 31, 2004 (on which we have issued our reports dated May 19, 2004), we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Funds' internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Funds' internal controls would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements due to error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Funds' internal controls and their operations, including controls for safeguarding securities, which we consider to be material weaknesses as defined above as of March 31, 2004.

This report is intended solely for the information and use of management, the Board of Trustees and Shareholders of The Nottingham Investment Trust II and Shareholders of The Brown Capital Management Balanced Fund, The Brown Capital Management Mid-Cap Fund, The Brown Capital Management Equity Fund, The Brown Capital Management Small Company Fund, The Brown Capital Management International Equity Fund, Capital Value Fund, EARNEST Partners Fixed Income Trust, and WST Growth Fund, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


/s/ Deloitte & Touche LLP


May 19, 2004


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